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                                                                    EXHIBIT 99.1


                         ODESSA REGIONAL HOSPITAL, L.P.

                              Financial Statements





                                    CONTENTS

Condensed Balance Sheets at March 31, 2003 (unaudited) and September 30, 2002.........................................2
Condensed Statements of Operations for the Three Months and Six Months Ended March 31, 2003 and 2002(unaudited).......3
Condensed Statements of Cash Flows for the Six Months Ended March 31, 2003 and 2002 (unaudited).......................4
Notes to Unaudited Condensed Financial Statements.....................................................................5

                          Odessa Regional Hospital, LP

                            Condensed Balance Sheets
                                 (in thousands)

                                                                         (UNAUDITED)
                                                                          MARCH 31,     SEPTEMBER 30,
                                                                             2002           2002
                                                                          ----------    ------------

ASSETS
Current assets:
   Accounts receivable, net of allowance for doubtful
      accounts of $2,129 and $1,746, respectively                         $10,609        $  8,749
   Due (to) from affiliate                                                  6,853          (3,426)
   Inventories                                                              1,734           1,690
   Prepaid expenses and other current assets                                  311             905
                                                                          -------        --------
Total current assets                                                       19,507           7,918

Property and equipment, net                                                23,785          23,456
Goodwill, net                                                              28,827          28,827
Other assets, net                                                             957             664
                                                                          -------        --------
Total assets                                                              $73,076        $ 60,865
                                                                          =======        ========

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
   Accounts payable                                                       $ 2,134        $  1,934
   Salaries and benefits payable                                              715           1,047
   Accrued expenses and other accrued liabilities                             360             199
   Current portion of long term debt and capital lease obligations            809             470
                                                                          -------        --------
Total current liabilities                                                   4,018           3,650

Long term portion of debt allocated from IASIS and capital leases          40,863          32,590
                                                                          -------        --------

Total liabilities                                                          44,881          36,240

Partners' capital                                                          28,195          24,625
                                                                          -------        --------
Total liabilities and Partners' capital                                   $73,076        $ 60,865
                                                                          =======        ========

                            See accompanying notes.


                                       2
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                          Odessa Regional Hospital, LP

                 Condensed Statements of Operations (unaudited)
                                 (in thousands)


                                                  THREE MONTHS         THREE MONTHS         SIX MONTHS           SIX MONTHS
                                                     ENDED                ENDED                ENDED               ENDED
                                                   MARCH 31,            MARCH 31,            MARCH 31,           MARCH 31,
                                                      2003                 2002                2003                 2002
                                                --------------        --------------      --------------       --------------
Net revenue                                     $       17,769        $       12,078      $       33,989       $       23,013

Costs and expenses:
   Salaries and benefits                                 5,523                 3,957              10,839                7,731
   Supplies                                              2,366                 1,205               4,795                2,302
   Other operating expenses                              2,630                 1,965               5,176                3,866
   Provision for bad debts                               1,355                 1,030               2,780                1,976
   Interest, net                                         1,262                 1,083               2,517                2,170
   Depreciation and amortization                           525                   349               1,032                  695
   Management fees                                         348                   236                 662                  450
                                                --------------        --------------      --------------       --------------
Total costs and expenses                                14,009                 9,825              27,801               19,190
                                                --------------        --------------      --------------       --------------
Net earnings (loss)                             $        3,760        $        2,253      $        6,188       $        3,823
                                                ==============        ==============      ==============       ==============

See accompanying notes.


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                          Odessa Regional Hospital, LP

                 Condensed Statements of Cash Flows (unaudited)
                                 (in thousands)

                                                                                   SIX MONTHS     SIX MONTHS
                                                                                     ENDED          ENDED
                                                                                    MARCH 31,      MARCH 31,
                                                                                      2003           2002
                                                                                    -------         -------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings                                                                        $ 6,188         $ 3,823
Adjustments to reconcile net earnings to net cash provided by (used in)
    operating activities:
      Depreciation and amortization                                                   1,032             695
      Changes in operating assets and liabilities:
           Accounts receivable                                                       (1,860)           (203)
           Inventories, prepaid expenses and other current assets                       550            (682)
           Accounts payable, salaries and benefits payable and other accrued
               liabilities                                                               29            (884)
                                                                                    -------         -------
Net cash provided by (used in) operating activities                                   5,939           2,749

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment                                                     (520)         (5,712)
Change in other assets                                                                 (293)             --
                                                                                    -------         -------
Net cash used in investing activities                                                  (813)         (5,712)

CASH FLOWS FROM FINANCING ACTIVITIES
Change in due to/from affiliate, net                                                 (4,690)          3,108
Payment of capital leases                                                               (36)             --
Distribution to physician partners                                                     (400)           (145)
                                                                                    -------         -------
Net cash provided by financing activities                                            (5,126)          2,963
                                                                                    -------         -------

Change in cash                                                                           --              --
Cash at beginning of period                                                              --              --
                                                                                    -------         -------
Cash at end of period                                                               $    --         $    --
                                                                                    ========        =======

See accompanying notes.

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                         Odessa Regional Hospital, L.P.
                Notes to Unaudited Condensed Financial Statements
                                   (Continued)

1. ORGANIZATION

         Odessa Regional Hospital, LP, a Delaware limited partnership (the "Partnership") was formed on September 24, 1999 to own and operate Odessa Regional Hospital (the "Hospital") in Odessa, Texas. The Partnership's general partner is IASIS Healthcare Holdings, Inc. ("General Partner") and the limited partners consist of IASIS Healthcare Corporation ("IASIS") and other third party investors. The General Partner is an indirect wholly-owned subsidiary of IASIS. IASIS is a for-profit hospital management company that owns and operates 14 general, acute care hospitals in four states. IASIS also owns a Medicaid managed health plan in Arizona. Odessa Regional Hospital is a 121-bed acute care hospital that provides inpatient, outpatient and emergency care services to residents in the Odessa-Midland region of Texas.

         The unaudited condensed financial statements include the accounts of the Partnership and have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and in accordance with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. The balance sheet at September 30, 2002 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. For further information, refer to the financial statements and footnotes thereto included as Exhibit 99.1 to IASIS' Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

         In the opinion of management, the accompanying unaudited condensed financial statements contain all material adjustments (consisting of normal recurring items) necessary for a fair presentation of results for the interim periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year.

         The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the accompanying unaudited condensed financial statements and notes. Actual results could differ from those estimates.


2. DEBT ALLOCATED FROM IASIS

In conjunction with the acquisition of the Hospital, the Partnership entered into a promissory note (the "Note") with IASIS in the amount of $31,387,041. Under the provisions of the Note, interest of 13% per annum is due and payable on October 1 of


                                       5
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                         Odessa Regional Hospital, L.P.
                Notes to Unaudited Condensed Financial Statements
                                   (Continued)

each year until October 1, 2004, at which time the entire outstanding principal balance, together with all accrued and unpaid interest, would be immediately due and payable in full. The Note may be prepaid in whole or in part without premium or penalty and may reborrow up to the stated principal amount.

         During 2001, the Partnership entered into a new promissory note (the "New Note") with IASIS in the amount of $33,761,000. The New Note replaces the Note and is a five-year note at 13% interest per annum on a twenty-year amortization schedule.

         In October 2002, the partnership entered into an additional promissory note with IASIS in the amount of $8,113,346. The note is a five-year note at 9% interest per annum on a twenty-year amortization schedule.

3. GOODWILL

         Goodwill represents cost in excess of the fair value of acquired tangible net assets of the Hospital and is evaluated for impairment according to Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets. The Partnership adopted SFAS No. 142 effective October 1, 2001 which resulted in no goodwill impairment.

4. COMMITMENTS AND CONTINGENCIES

Final determination of amounts earned under the Medicare and Medicaid programs often occurs in subsequent years because of audits by the programs, rights of appeal and the application of numerous technical provisions. In the opinion of management, adequate provision has been made for adjustments that may result from such routine audits and appeals.

The Partnership is subject to claims and legal actions arising in the ordinary course of business. The Partnership is currently not a party to any such proceedings that, in the Partnership's opinion, would have a material adverse effect on the Partnership's business, financial condition or results of operations.

The Partnership's assets and equity interests are pledged as a full and unconditional guarantee of certain debt of IASIS, which totaled approximately $579 million at March 31, 2003.

In order to recruit and retain physicians to the communities it serves, the Partnership has committed to provide certain financial assistance in the form of recruiting agreements with various physicians. Amounts advanced under the recruiting agreements are


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                         Odessa Regional Hospital, L.P.
                Notes to Unaudited Condensed Financial Statements
                                   (Continued)


generally forgiven prorata over a period of 24 months after one year of completed service and contingent upon the physician continuing to practice in the respective community. The amounts advanced and not repaid, in management's opinion, will not have a material adverse effect on the Partnership's financial condition or results of operations.


5. INCOME TAXES

No provision for income taxes has been reflected in the accompanying financial statements because the tax effect of the Partnership's activities accrues to the individual partners. The Partnership's tax returns and the amounts of distributable Partnership income or loss are subject to examination by the federal and state taxing authorities. In the event of an examination of the Partnership's tax return, the tax liability of the partners could be changed if any adjustment to the Partnership taxable income or loss is ultimately sustained by the taxing authorities.


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